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Thursday March 29, 2001

Press Release

Ichor Corporation Completes Share Exchange with Hippocampe S.A.

New Strategy for Human and Animal AIDS to be Initial Focus

LYON, France, March 29--Ichor Corporation (OTC BB: ICHR.OB) announced today that it has closed its share exchange transaction with Hippocampe S.A. of Lyon, France. By virtue of this transaction, Ichor has become a biotechnology company with research activities coordinated in Lyon, France. Ichor's objective is to develop vaccine and therapeutic compounds for certain retroviral or viral autoimmune diseases, with human and animal AIDS being the initial target.

"This transaction provides the operational and financial support to more rapidly advance the applications of Hippocampe's innovative scientific research," commented Eric Turcotte, CFO of Ichor. "We are encouraged by the pace of development and multiple product opportunities available to Ichor in this new and promising field."

Ichor believes it has made a major finding with a precise molecular mimicry between a conserved part of GP41 (the HIV transmembrane protein) in a trimeric form and interleukine-2, the immune system's conductor protein. This discovery may explain that an HIV infection can trigger an immune response that turns against the immune system itself and may explain the major AIDS-associated disorders. These include a drop in peripheral IL-2, a decrease of non-infected helper T lymphocytes, lymphoproliferation disorders and beta 2 microglobulin increase and hypergammaglobulinemia. Ichor has also demonstrated that the mimicry exists in three mammal species known to develop AIDS: humans, monkeys and felines. The discovered host-virus autoimmune mimicry is therefore applicable to the known human and animal AIDS-associated retroviruses.

Ichor has targeted four prototype products based on these findings:

     * Therapeutic molecules that could be administered to humans infected by HIV and felines infected by FIV in order to block the fusion between virus and host cell thus inhibiting replication of HIV and FIV.

     * Therapuetic vaccines that could be administered to humans infected by HIV and felines infected by FIV in order to direct the immune system to recognize the transmembrane glycoprotein (GP41 - GP36) of the virus and not the host's IL-2.

     * Human animal preventive vaccines that could be administered to healthy humans and felines to prevent infection by HIV or FIV.


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     *     AIDS cartridge that could selectively remove the identified immunosuppressive antibodies present in the serum of AIDS patients, using agents such as peptides that have been tested for activity.

Ichor is a biotechnology company focused on the development of human and animal vaccines and therapies in the field of retroviral and viral autoimmune diseases. Initially, the company is developing four vaccine and therapeutic products based on the same new molecular mimicry strategy in the field of HIV and FIV infections. These products utilize a major scientific breakthrough in molecular mimicry between the virus and host immune system. These discoveries were made by Dr. Pierre-Francois Serres, founder of Ichor's wholly owned subsidiary Hippocampe S.A.

Statements about the company's future expectations and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. The company intends that such "forward-looking statements" be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.